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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                   FORM 8-K


                  CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): JULY 16, 1997








                          NEWFIELD EXPLORATION COMPANY
             (Exact name of registrant as specified in its charter)


            Delaware                     1-12534             72-1133047
   (State or other jurisdiction      (Commission file     (I.R.S. employer
 of incorporation or organization)       number)       identification number)


  363 N. Sam Houston Parkway E.
           Suite 2020
         Houston, Texas                                         77060
(Address of principal executive offices)                      (Zip code)


      Registrant's telephone number, including area code: (281) 847-6000

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Item 5.  Other Events

      See the following press release announcing the acquisition of interests in five oil and gas producing fields in the Gulf of Mexico by Newfield Exploration Company.

NEWFIELD ANNOUNCES GULF OF MEXICO ACQUISITION


FOR IMMEDIATE RELEASE

Houston, Texas (July 16, 1997) - NEWFIELD EXPLORATION COMPANY (NYSE-NFX) today announced it has purchased interests in five (5) oil and gas producing fields, comprised of interests in nine (9) offshore blocks, in the East Cameron, West Cameron and High Island areas of the Gulf of Mexico, offshore Louisiana and Texas, for approximately $43 million. The current combined production rates from these fields, net to the interests acquired, is approximately 18 million cubic feet of natural gas per day. The addition of these properties results in an increase in Newfield's average daily net production of approximately 10%. Newfield will be operator of, and own a majority interest in, substantially all of the fields. The transaction was funded with borrowings under the company's revolving credit facility.


The interests lie in the East Cameron 286 field, High Island A-471 field and West Cameron 533, 617 and 618 fields. The working interests Newfield acquired range from 23% to 100%. Fifteen wells are producing from nine platforms. Newfield has identified drilling opportunities which include proved, probable and possible reserve targets and intends to initiate drilling on at least two of those prospects during 1997.


Newfield Exploration Company was founded in 1989. Its principal operations are in the Gulf of Mexico. During 1996, it was the 18th leading operator of production and the 8th most active driller on the Gulf of Mexico outer continental shelf.


Newfield Exploration Company                     For more information contact:
363 N. Sam Houston Parkway East, Ste. 2020       James P. Ulm, II
Houston, TX 77060                                (281) 847-6000
(www.newfld.com)

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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.


                          NEWFIELD EXPLORATION COMPANY




Date: July 21, 1997              By:  /s/    Terry W. Rathert

                                Terry W. Rathert
                                Vice President and
                                Chief Financial Officer
                                (Authorized Officer and Principal
                                Financial Officer)